Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated March 4, 2015 to

Pricing Supplement No. 2, dated November 12, 2014, Pricing Supplement No. 5, dated November 13, 2014, Pricing Supplement No. 6, dated November 13, 2014 and Pricing Supplement No. 7, dated November 13, 2014, to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2015 and March 4, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	37.191%	$371,910	February 6, 2015
$1,200,000	36.682%	$440,184	February 10, 2015
$2,000,000	36.682%	$733,640	February 10, 2015
$500,000	40.120%	$200,600	February 20, 2015
$1,000,000	39.154%	$391,540	February 26, 2015
$2,100,000	38.293%	$804,153	February 27, 2015

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2015 and March 4, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	60.222%	$1,808,660	February 10, 2015
$13,800,000	60.398%	$8,334,924	February 18, 2015

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2015 and March 4, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	83.896%	$83,896	February 24, 2015

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between February 4, 2015 and March 4, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$300,000	48.486%	$145,458	March 4, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$25,000,000	53.260%	$13,314,965	$1,547.20(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $68,806.61 that have been paid in respect of the securities covered by pricing supplements No. 2, No. 5, No. 6 and No. 7 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $67,259.41 remain available for future offerings for such pricing supplements described above.